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                    MANUFACTURED HOME COMMUNITY PORTFOLIO
                             PURCHASE AGREEMENT

     THIS MANUFACTURED HOME COMMUNITY PORTFOLIO PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 4th day of September, 1997, by and among each of the limited partnerships listed on Exhibit A hereto (individually referred to as a "Seller" and collectively referred to as the "Sellers"), and MHC OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (the "Purchaser").

                                    RECITALS

         A. Sellers are the respective owners of the real properties listed on Exhibit B hereto (the "Purchased Properties") and the real properties listed on Exhibit C hereto (the "Structured Properties" and collectively with the Purchased Properties, the "Properties"; each of the Properties is individually referred to as a "Property"). The Property owned by each Seller is designated on Exhibit B or Exhibit C, as applicable. Certain of the Sellers are the owners of certain partnership interests in Ell-Cap Bond Holding, L.P., an Oregon limited partnership relating to indebtedness secured by certain of the Properties (such interests being referred to as "Z and R Bond Partnership Interests"). Ell-Cap Bond Holding, L.P. is the owner of so-called "Z" and "R" bonds created in connection with mortgage pass-through financing secured by certain of the Properties (the "Z and R Bonds").

         B. Each Seller desires to sell its Property to Purchaser and Purchaser desires to purchase the Properties from each of the Sellers and certain of the Sellers desire to sell their Z and R Bond Partnership Interests to Purchaser and Purchaser desires to purchase the Z and R Bond Partnership Interests from such certain Sellers, all on the terms and conditions contained herein.

         THEREFORE, in consideration of and in reliance upon the above Recitals, which by this reference are incorporated herein, the terms, covenants, conditions and representations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:

     1.  PURCHASE AND SALE

         A. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey and Purchaser agrees to purchase, all of the following, in each case free and clear of all liens, encumbrances and claims of any kind or nature other than Permitted Exceptions (as hereinafter defined):

         (i) All of Sellers' right, title and interest (whether now or hereafter existing) in and to the following, all of which shall be included within the definition of "Property" or "Properties":

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                 (a) that certain real estate on which are situated
            manufactured home communities, which real estate is listed on Exhibit B and Exhibit C by the common name of each Purchased Property and Structured Property, respectively, and which is more particularly described in Exhibit B-1 and Exhibit C-1, respectively, attached to this Agreement; together with all and singular the easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining (collectively, the "Land");

                 (b) any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Land or any of it, any award made or to be made as a result of or in lieu of condemnation affecting the Properties or any part thereof, and any award for damage to the Properties or any part thereof by reason of casualty (all of the foregoing being included within the term "Land");

                 (c) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, including, without limitation, any and all recreational buildings, structures and facilities, plumbing, heating, ventilating, air conditioning, mechanical, electrical and other utility systems, water and sewage treatment plants and facilities (including wells and septic systems), parking lots and facilities, landscaping, roadways, sidewalks, swimming pools, security devices, signs and light fixtures, which are not owned by tenants under the Leases (as such term is hereinafter defined) (collectively, the "Improvements"); and

                 (d) the Leases and the Service Contracts (as such terms are hereinafter defined), and all other intangible personal property used in connection with or arising from the business now or hereafter conducted on or from the Properties or any part thereof, including, without limitation, lease and other contract rights, names and telephone exchange numbers (but specifically excluding any claims, accounts receivable, or choses in action arising prior to the Closing). A summary of all current leases affecting the Properties or any part thereof (collectively, the "Leases", with such summary being herein referred to as the "Rent Roll"), including each tenant's name, a description of the space leased, the amount of rent due and the amount of any security deposit paid, the term of each Lease, and a description of any right to renew or extend, will be submitted to Purchaser pursuant to Section 10(A)(i) below, and will be attached to this Agreement as Exhibit D. A list of all employment, union, purchase, service and maintenance agreements, equipment leases and any other agreements, contracts, licenses and permits, including, without limitation, cable television and satellite master antenna television system agreements, affecting or pertaining in any way to the Properties or any part thereof (collectively, the "Service Contracts") will be submitted to Purchaser pursuant to Section 10(A)(ii) below, and if and as accepted by Purchaser will be attached to this Agreement as Exhibit E. Notwithstanding the

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            foregoing to the contrary, in the event that any applicable Seller intends to enforce, collect or otherwise pursue any claim or chose in action under any Lease or Service Contract, such Seller shall deliver to Purchaser at least ten (10) days prior written notice of such intention. Purchaser shall elect, within ten (10) days of receipt of such notice, either (i) to purchase such claim from such Seller for an amount equal to fifty percent (50%) of the amount of damages reasonably sought under such claim (after which such Seller shall not have any right to pursue such claim) or
            (ii) to permit such Seller to pursue such claim or chose in action; and

           (ii) All of the applicable Sellers' right, title and interest in and to the Z and R Bond Partnership Interests.

            B. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey and Purchaser agrees to purchase, all of Sellers' right, title and interest (whether now or hereafter existing) in and to the following, all of which shall be also included within the definition of "Property" or "Properties":

           (i) all manufactured homes (exclusive of those that are "floored" or otherwise financed [and which are not manager residences], unless Purchaser assumes the flooring or other financing to which said manufactured homes are subject), furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, window treatments, office supplies and equipment, and other tangible personal property of every kind and description situated in, on, over or under the Properties or used in connection therewith which are not owned by tenants under the Leases, together with all replacements and substitutions therefor (together with the intangible personal property described in Section 1(A)(i)(d) above, collectively, the "Personal Property"), an itemization of which will be submitted to Purchaser pursuant to Section 10(A)(iii) below and attached to this Agreement as Exhibit F; and

           (ii) all available surveys, blueprints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing, water and sewer plans and specifications), construction drawings, soil tests, environmental reports, appraisals, police reports, and other documentation for or with respect to the Properties or any part thereof; all available tenant lists and data, correspondence with past, present and prospective tenants, vendors, suppliers, utility companies and other third parties, stationery, brochures, booklets, manuals and promotional, marketing and advertising materials concerning the Properties or any part thereof; any available declarations, by-laws, minute books and other materials relating to any homeowners' association or similar organization affecting the Properties, together with all supporting documentation relating thereto; and such other existing books, records and documents (including, without limitation, those relating to ad valorem taxes and Leases) used in connection with the operation of the Properties or any part thereof; provided, that after the Closing, Purchaser shall afford Sellers reasonable access to all such items at Purchaser's principal place of business (or such other place as Purchaser may from time to time designate), during normal business hours upon reasonable prior notice to Purchaser.

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     2. PURCHASE PRICE


        A. PURCHASED PROPERTIES. Subject to the adjustments as provided in Sections 9(A) and 9(B) below and the additional consideration described in
Section 2(G) below, the total consideration to be paid by Purchaser to those Sellers which own the Purchased Properties is One Hundred Fifty Million Four Hundred Forty-Eight Thousand Three Hundred and 00/100 Dollars ($150,448,300.00) (the "Purchased Properties Purchase Price"). The Purchased Properties Purchase Price shall be allocated among such Sellers as set forth on Exhibit B hereto. Exhibit B shows the agreed upon "Net Equity Value" of the Purchased Properties after payment of all estimated fees, costs and expenses associated with the sale of the Purchased Properties as reflected on Exhibit B (the "Purchased Transaction Expenses"). With respect to the Purchased Properties commonly known as (i) Creekside, (ii) The Landings, (iii) Brook Gardens, (iv) Five Seasons, (v) Gulf Coast and (vi) Mesa Regal, the Purchase Price for such Purchased Property shall, with respect to and at the election of the limited partners of the Seller of such Purchased Property, either (a) be structured as a contribution of such Purchased Property by the applicable Seller to Purchaser in exchange for limited partnership interests in Purchaser ("OP Units"), in each case based upon the "Market Price" (as such term is defined in Section 3.2(B) of Purchaser's Second Amended and Restated Limited Partnership Agreement dated as of March 15, 1996 [the "Operating Partnership Agreement"]) of shares of common stock of Manufactured Home Communities, Inc. ("MHC"), or (b) be paid in cash. For purposes hereof, the "Determination Date" (as such term is defined in the Operating Partnership Agreement) shall be deemed to be the Closing Date (as such term is hereinafter defined). In the event any such limited partner so elects to receive OP Units, such limited partner shall deliver to Purchaser such documents and agreements as Purchaser may reasonably require with respect to the issuance and ownership of such OP Units, including without limitation, a subscription agreement, a registration rights agreement and an admission agreement. An election by a limited partner regarding the form of consideration to be received shall be made by such limited partner at the same time as such limited partner votes on the sale of the applicable Property. In the event that any limited partner is not an "accredited investor" as such term is defined under Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), such limited partner shall only be entitled to receive cash.

        B. STRUCTURED PROPERTIES. Subject to the adjustments as provided in Sections 9(A) and 9(B) below, the total consideration to be paid by Purchaser to those Sellers which own the Structured Properties is One Hundred Sixty Five Million Eight Hundred Ninety-Six Thousand Six Hundred Eight and 00/100 Dollars ($165,896,608.00) (the "Structured Properties Purchase Price"). The Structured Properties Purchase Price shall be allocated among such Sellers as set forth on Exhibit C hereto. The purchase of the Structured Properties shall be structured as a contribution of the Structured Properties by the applicable Sellers to Purchaser in exchange for cash, assumption of certain indebtedness and preferred limited partnership interests in Purchaser (the "Preferred OP Units"). The Preferred OP Units shall have such terms and conditions as set forth on Exhibit C; including, but not limited to the following: (i) terms of 6, 7 and 8 years, as applicable; (ii) annual payments as shown on Exhibit C to be made in quarterly installments (each fiscal quarter ending on March 31, June 30, September 30, and December 31

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after Closing).  The first quarterly installment after Closing shall be pro-rated based on the number of days after Closing in such quarter divided by the total number of days in such quarter); (iii) holders may convert Preferred OP Units into OP Units at any time, with the number of OP Units being determined by dividing the Final Payment shown on Exhibit C and as adjusted as provided herein by $45.00; and (iv) Purchaser may make such Final Payment in shares of common stock of MHC or OP Units, in each case based upon the "Market Price" of shares of common stock of MHC. Each limited partner receiving Preferred OP Units upon liquidation of the applicable Seller shall deliver to Purchaser such documents and agreements as Purchaser may reasonably request with respect to the issuance and ownership of such Preferred OP Units, including, without limitation, a registration rights agreement. Exhibit C shows the agreed upon "Net Equity Value" of the Structured Properties after payment of all fees, costs and expenses associated with the sale of the Structured Properties as reflected on Exhibit C (the "Structured Transaction Expenses" and collectively with the Purchased Transaction Expenses, the "Transaction Expenses"). In the event that any limited partner is not an "accredited investor" as such term is defined under Rule 501, such limited partner shall receive a security having equivalent value which may be legally issued under the Securities Act ("Equivalent Security").

     C. Z AND R BONDS. The total consideration to be paid by Purchaser to those Sellers which own the Z and R Bond Partnership Interests is Three Million and 00/100 Dollars ($3,000,000.00) (the "Bond Consideration"), subject to Purchaser's receipt of appropriate documentation describing the Z and R Bonds and assignments of Sellers' Z and R Bond Partnership Interests, and subject to adjustment based upon any claims and/or offsets other than those arising out of or relating to the property commonly known as the Bowman Hilton property against the value of the Z and R Bonds. The Bond Consideration may be adjusted prior to the Closing or after the Closing as information becomes known. The Bond Consideration will be held in escrow as provided in Section 9(C) herein for a period of 120 days following the Closing Date pursuant to an escrow agreement with Escrowee (as hereinafter defined). It is understood and agreed that any interest of any Seller in Ell-Cap Bond Holdings, L.P. which pertains to any real property other than the initial Properties is not included in the Z and R Bond Partnership Interests and is not being sold hereby.

     D. PAYMENT OF CONSIDERATION. Subject to adjustment as provided in Sections 9(A) and 9(B) below, the consideration to be paid by Purchaser to Sellers for the Purchased Properties, Structured Properties, and Z and R Bond Partnership Interests shall be paid as follows:

           (i) Earnest Money. Within five (5) business days after the expiration of the "Inspection Period" provided for in Section 12(A) below Purchaser shall deliver to the Chicago, Illinois office of Commonwealth Land Title Insurance Company or such other reputable title insurance company selected by Purchaser and Sellers ("Escrowee") wire transferred Federal funds in the sum of Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00) (the "Initial Earnest Money"). Provided Purchaser does not terminate this Agreement pursuant to Section 12(A) below, Purchaser shall, upon the satisfaction of the Conditions Precedent set forth in Section 12 herein, deliver to Escrowee additional wire transferred Federal funds in the sum of Three Million Seven


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      Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00) (the
      "Additional Earnest Money"). The Initial Earnest Money and, if deposited with Escrowee, the Additional Earnest Money, together with any and all interest earned thereon (net of investment costs), are hereinafter referred to as the "Earnest Money". If and as Purchaser directs, Escrowee shall invest the Earnest Money in an interest-bearing savings or money market account or short term U.S. Treasury Bills or similar cash equivalent securities. If the transaction contemplated by this Agreement closes in accordance with the provisions of this Agreement, at the Closing the Earnest Money shall be delivered by Escrowee to Sellers as payment toward the cash portion of the applicable Purchase Price. If the transaction contemplated by this Agreement fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Sellers, as Sellers' sole and exclusive remedy, as more particularly provided in Section 13(c) below. The Earnest Money shall be applicable on a pro rata basis to each of the Purchased Properties, Structured Properties and Z and R Bond Partnership Interests.

           (ii) Existing Mortgage Financing. Exhibit G is a list of first mortgage debt and other debt which will be assumed by Purchaser as of the Closing (the debts being assumed by Purchaser are hereinafter collectively referred to as the "Assumed Underlying Notes" and "Assumed Underlying Mortgages") and a list of all other indebtedness of the Sellers ("Unassumed Debt"). Exhibit G specifically identifies all indebtedness to be assumed by Purchaser. All other indebtedness not specifically denoted as being assumed by Purchaser is the responsibility of Sellers. A copy of each of the Assumed Underlying Notes and the Assumed Underlying Mortgages, together with copies of all other documents related to or securing the Assumed Underlying Notes, shall be submitted to Purchaser pursuant to Section 10(A)(viii) below and a schedule of such documents shall be attached to this Agreement as Exhibit G-2. Sellers acknowledge and agree that it shall be each Seller's obligation to obtain
      (i) the consent of the lenders to the sale of its respective Property to Purchaser, and (ii) the Estoppel Certificates provided for in Section 5(B)(i)(n) below (collectively, the "Lender Consents"). Sellers shall be responsible for payment of any assumption fees and all other costs and expenses charged by any lender in connection with Purchaser's assumption of the Assumed Underlying Notes and the Assumed Underlying Mortgages (the "Lender Costs"); provided, however, that Purchaser shall pay all Lender Costs with respect to any Assumed Underlying Notes and Assumed Underlying Mortgages which Purchaser elects to assume despite Sellers' desire as indicated on Exhibit G to have such indebtedness paid at Closing. A list of such Assumed Underlying Notes and Assumed Underlying Mortgages on which Purchaser shall pay Lender Costs is attached as Exhibit G-1 hereto. Purchaser shall use reasonable efforts to negotiate reductions of Lender Costs where possible. Purchaser shall not be responsible for any prepayment penalties or any other costs and expenses charged by any lender in connection with Sellers' payment of any indebtedness not assumed by Purchaser (the "Prepayment Costs"). Failure of any lender to provide a Lender Consent shall not be deemed a default by the applicable Seller, but instead such Seller shall be responsible for and shall pay the indebtedness owed to such nonconsenting lender at Closing.

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           (iii)  Credit Against Purchase Price.  Purchaser shall receive a credit against the applicable Purchase Price in an amount equal to the sum of (a) the then total indebtedness (giving effect to any principal payments made between the date of this Agreement and Closing) evidenced by the Assumed Underlying Notes and secured by the Assumed Underlying Mortgages, together with accrued but unpaid interest thereon (unless such Assumed Underlying Notes and Assumed Underlying Mortgages have been purchased by Purchaser, in which case the applicable credit shall be governed by clause (b) of this subsection (iii)), and (b) the then total indebtedness held by Purchaser as a result of Purchaser's acquisition of such indebtedness which credit shall not exceed the amount paid by Purchaser for such indebtedness ("Purchased Indebtedness").

           (iv) Remaining Balance. At the Closing, Purchaser shall pay to Sellers consideration (in cash, Preferred OP Units, Equivalent Securities, or OP Units, as the case may be) as reflected in this Section 2(D) and Exhibits B and C minus (a) the interest, if any, earned on the initial principal balance of the Earnest Money, (b) the aggregate amount of the indebtedness then owed under the Assumed Underlying Notes, the Assumed Underlying Mortgages and the Purchased Indebtedness, and (c) the amount of the Escrow Deposit to be deposited into escrow pursuant to
      Section 9(C) hereof, such sum to be paid by wire transferred Federal funds (at the option of Purchaser) or Preferred OP Units, Equivalent Securities, or OP Units as applicable, subject, however, to such adjustments and prorations as are required pursuant to this Agreement (such amount, as adjusted, is hereinafter referred to as the "Cash Balance"). Each Seller covenants and agrees to pay or distribute, at Closing, the Cash Balance in accordance with the respective ownership interests of the partners in such Seller, subject to (i) the payment of all undisputed payables of the Seller which are due and payable as of the Closing and (ii) the reserve for identified undisputed liabilities of the Sellers which the parties reasonably believe will not be adequately covered by the 25% holdback pursuant to Section 9.C. The parties specifically agree that the limited partners of each Seller shall be third party beneficiaries of this Section 2(D)(iv).

           E. PORTFOLIO SALE. Notwithstanding anything to the contrary contained in this Section 2 or otherwise in this Agreement, the sale of the Properties and Z and R Bonds by Sellers, to Purchaser pursuant to this Agreement shall be made on a portfolio basis pursuant to which an amount equal to at least seventy-five percent (75%) of the aggregate value of the Properties and Z and R Bonds, in each case, are sold or conveyed to Purchaser and shall include, in any event, the following Properties: (i) Mesa Regal, (ii) Country Meadows, (iii) Carriage Cove, (iv) Windmill Manor, (v) Five Seasons, (vi) Desert Skies, (vii) Carefree Manor, (viii) Pickwick, (ix) Creekside, (x) Bear Creek and (xi) Brook Gardens (the "75% Test").

           F. WRAP-UP CONSIDERATION. Sellers shall be entitled to receive additional consideration (to be allocated to each Seller as shown on Exhibits B and C for the sale of the Properties owned by each of them in the aggregate amount of $2,110,201 (in cash, OP Units, Preferred OP Units or Equivalent Securities, as the case may be), if Closing occurs on or before October 31, 1997 (the "Wrap-Up Consideration"). If Closing occurs on or after November 1, 1997, but before November 30, 1997, the Wrap-Up Consideration to be paid by Purchaser to


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

Sellers shall be decreased by $250,000.00 to $1,860,201. Thereafter, the Wrap-Up Consideration shall reduce on the final day of each month by an additional $250,000.00 until Closing occurs or the Wrap-Up Consideration has been exhausted.

     3. COVENANTS PRIOR TO CLOSING

        A. MANAGEMENT AGREEMENTS. Concurrently with the execution of this Agreement, each Seller and Purchaser (or its affiliate) shall enter into certain management agreements (each a "Management Agreement") for the Properties and for the properties owned by Ell-Cap 91 - Greenwood Village, Ell-Cap 96 - Southern Palms and Ell-Cap 99 - Royal Holiday in the form attached hereto as Exhibit W. The parties acknowledge and agree that it is in the best interests of all parties not to terminate any third party property or fee managers of any of the Properties until such time as Purchaser determines that the termination of such managers is appropriate; it being understood and agreed that any such termination shall be subject to any applicable notice periods set forth in the management agreements governing the engagement of such managers.

        B. OPERATION OF THE PROPERTIES. Through the Closing Date, except as otherwise specifically provided in this Agreement or pursuant to any Management Agreement, with respect to the Purchased Property or Structured Property owned by each Seller, such Seller shall:

        (i) not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of its Property or any interest therein, nor initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations applicable to all or any part of its Property as of the date of this Agreement, without the prior written consent of Purchaser;

        (ii) not terminate, modify, amend, extend or renew any Lease, Service Contract, Assumed Underlying Note, Assumed Underlying Mortgage or Purchased Indebtedness, or enter into any new Lease, Service Contract, Assumed Underlying Note or Assumed Underlying Mortgage;

        (iii) neither take any action nor omit to take any action which would render or allow title to its Property to be nonconforming to the requirements of this Agreement;

        (iv) comply with all laws, ordinances, rules and regulations of any government, or any agency, body or subdivision thereof, and all agreements, covenants, conditions, easements and restrictions, relating to its Property;

        (v) maintain in full force and effect all insurance coverages for its Property in effect as of the date of this Agreement; and

        (vi) use all cash received by such Seller solely for partnership or Property purposes in each case, in the ordinary course of business.

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


     C. Z AND R BONDS. Through the Closing Date, with respect to the Z and R Bonds owned by Ell-Cap Bond Holding, L.P., such Seller shall not consent to or cause a termination, modification, amendment or otherwise alter the Z and R Bonds or such Seller's rights and interest in the Z and R Bonds or Ell-Cap Bond Holding, L.P.

     D. CONDITIONS PRECEDENT.   Between the date of this Agreement and the
Closing Date, Sellers agree to use their best efforts to cause the conditions precedent set forth in Section 12 hereof to be satisfied.

     E. NON-SOLICITATION. Unless and until this Agreement shall have been terminated in accordance with its terms, each Seller agrees and covenants: (i) that none of them shall, directly or indirectly, initiate or solicit any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to any Seller's partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving any general partner of a Seller, any purchase of the Properties, any management rights of the Properties, Z and R Bonds or Z and R Bond Partnership Interests which are the subject of the sale contemplated herein, but excluding Z and R Bond Partnership Interests on any Ell-Cap limited partnerships attributed to real properties heretofore sold, or any equity securities or partnership interests of, any general partner of a Seller or such Seller, other than transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"); and (iii) each Seller will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with such Seller.

     F. AMENDMENT TO PARTNERSHIP AGREEMENT. To the extent Sellers are limited partnerships in which some limited partners elect to receive OP Units in exchange for the contribution of a Property, such Seller shall use its best efforts to amend its partnership agreement to provide that any gain from the contribution of such Property to Purchaser is allocated only to partners electing to receive cash instead of OP Units.

     G. OPINION COMMITTEE. Sellers shall appoint a committee to represent Sellers, which shall consist of Donald Rothman and Arnold Kupetz (the "Opinion Committee"). The Opinion Committee shall be charged with obtaining as soon as practicable an opinion from an independent, qualified appraiser or similar firm regarding the fairness of the transactions contemplated hereby to Sellers, including, without limitation, the value of any Equivalent Security. The payment of the fees and expenses of the firm rendering such opinion shall be paid by Purchaser.

     H. ADJUSTMENT COMMITTEE. Sellers shall appoint a committee to represent Sellers which shall consist of three (3) members who shall be selected from a list of broker-dealers which have participated materially in the placement of equity capital in Sellers, which list shall be delivered by Sellers to Purchaser within seven (7) days of the date of this Agreement (the "Adjustment Committee"). The Adjustment Committee shall be charged with overseeing


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

and verifying the adjustments to the applicable Purchase Price and corresponding disbursements to be made from the Escrow Account (as hereinafter defined).

     I. OTHER OWNERS. With respect to any Property in which any tenants-in-common, joint venture partners or other third parties have an interest in the title to such Property, the applicable Seller of such Property agrees to use its best efforts to convey or have conveyed to Purchaser one hundred percent (100%) of the title to such Property. The tenants-in-common, joint venture partners or other third parties shall be entitled to receive their allocable share of the applicable Purchase Price for such Property as set forth on Exhibit N. In the event that any Seller is unable to convey to Purchaser 100% of the title to any Property, such Seller shall convey to Purchaser all of its interest in such Property and the applicable Purchase Price for such Property shall be reduced proportionately by the amount which such Seller's interest is less than 100%.

     J. INDEBTEDNESS. Purchaser agrees that, on or before Closing, Purchaser shall acquire: all syndicated notes, pool debt, notes to Karno of approximately $3,000,000 and debt to C.S. First Boston owed indirectly through ECC of approximately $3,000,000 owed by Ell-Cap 91 - Greenwood Village, An Oregon Limited Partnership; all syndicated notes and pool debt owed by Ell-Cap 96 - Southern Palms, An Oregon Limited Partnership; and debt to Allegheny of approximately $1,750,000 owed by Ell-Cap 99 - Royal Holiday, An Oregon Limited Partnership). Purchaser further agrees that, as soon as reasonably practicable after the execution of this Agreement, Purchaser shall offer to purchase all of the outstanding Limited Partner interests in such partnerships (Ell-Cap 91, Ell-Cap 96 and Ell-Cap 99) for nominal consideration. With respect to Ell-Cap XX- Mon Dak, Ell-Cap 31 - Holiday Village, Ell-Cap 33 - Em Ja Ha, Ell-Cap 35 - Colony Park, Ell-Cap 88 - Countryside North, Ell-Cap 63 - Desert Skies, Ell-Cap 64 - Carefree Manor and Ell-Cap 101 - Santiago Estates (and all other partnerships owning an interest in Santiago Estates property), on or before the Closing, Purchaser will close said purchases or shall acquire all indebtedness owed by said Partnerships as set forth on Exhibit B or Exhibit C, except that the indebtedness reflected on Exhibit B or Exhibit C is deemed modified as follows: Seller represents and Purchaser acknowledges that the indebtedness of Ell-Cap 31 is approximately $2,215,000; Seller represents and Purchaser acknowledges that the aggregate indebtedness of Ell-Cap 63 and Ell-Cap 64 is approximately $1,000,000 greater than reflected on Exhibit B; Seller represents and Purchaser acknowledges that the indebtedness of Ell-Cap 88 - Countryside North is approximately $16,128,000, rather than the debt shown on Exhibit C; Seller represents and Purchaser acknowledges that indebtedness on Ell-Cap 101 (including indebtedness of all other partnerships owning an interest in the Santiago Estates property) is approximately $1,200,000 higher than reflected on Exhibit C; Seller represents and Purchaser acknowledges that indebtedness on Ell-Cap 91 - Greenwood is approximately $10,500,000; Seller represents that the syndicated notes and pooled debt on Ell-Cap 96 is not more than $2,100,000.
All debt of all partnerships acquired by Purchaser or its affiliate will then be converted by Purchaser or its affiliate to non-recourse debt as to ECC and Gerald Ellenburg. Purchaser agrees that to the extent the indebtedness of any partnership is increased pursuant to the terms of this Section J other than Ell-Cap 88 - Countryside North, the purchase price of the corresponding property shall be increased in like amount for all purposes in this Agreement, except that as to ELL-Cap 31 - Holiday Village and Ell-Cap 101 - Santiago

Estates (and all partnerships owning an interest in the Santiago Estates property), the purchase price shall not be increased, but the transactions shall be restructured to increase the cash paid on Closing and decrease the annual installments and/or final payment accordingly.

     4. STATUS OF TITLE TO PROPERTY

        A. STATE OF TITLE. At the Closing, each Seller shall convey to Purchaser title to such Seller's Property free and clear of all liens, encumbrances and claims to the extent provided in Section 1(A) above by a recordable and insurable special warranty deed or an equivalent deed, subject only to: (i) those covenants, conditions and restrictions of record which are reviewed and approved by Purchaser pursuant to Section 4(C) below, (ii) rights of tenants under the Leases affecting such Property, as tenants only, (iii) the lien of general real estate taxes for the year in which the Closing occurs and subsequent years, not yet due or payable, and (iv) the Assumed Underlying Mortgages affecting such Property (the above enumerated exceptions being hereinafter collectively referred to as the "Permitted Exceptions"). At the Closing, each applicable Seller shall assign and convey to Purchaser the Z and R Bond Partnership Interests.

        B. PRELIMINARY EVIDENCE OF TITLE. As specified below, Purchaser shall obtain the following documents to evidence the condition of each Seller's title to its Property:

        (i) Purchaser shall obtain a commitment (the "Title Commitment") for an ALTA Form B (1970) Owner's Title Insurance Policy proposing to insure Purchaser or Purchaser's designee and committing to insure title to the Property in the amount of the Purchased Properties Purchase Price or the Structured Properties Purchase Price for such Property (including the Wrap-Up Consideration, if any), issued through the Chicago, Illinois national office of a title insurance company (the "Title Insurer") designated by Purchaser, in coordination with the Title Insurer's local agency, and irrevocable for at least six (6) months. Purchaser agrees to request a Title Commitment from the Title Insurer no later than ten (10) days after the execution of this Agreement. The Title Commitment shall have an effective date after the date of this Agreement and shall show title to the Property in the applicable Seller. The Owner's Title Insurance Policy to be issued to Purchaser at the Closing for each Property as set forth in Section 5(B)(i)(b) below shall contain an extended coverage-endorsement over the so-called general or standard exceptions which are a part of the printed form of the policy, an ALTA Form 3.1 zoning endorsement (including coverage as to parking), an ALTA Form 103.7 access endorsement, coverage insuring any easements for utilities servicing the Property that do not connect to the Property from a public street, an endorsement over or waiver of any creditors' rights exclusion or exception, an endorsement which keeps the policy in effect notwithstanding a technical dissolution of the partnership (if applicable), and such other endorsements as counsel for Purchaser shall reasonably deem appropriate.

        (ii) Within ten (10) days after the execution of this Agreement, Purchaser shall request searches (the "UCC Searches") conducted by a company reasonably acceptable to Purchaser of the records of the County Recorder of the County and Secretary of State of the State in which the applicable Property is located for Uniform Commercial Code

      Financing Statements, tax liens, judgments and the like in the name of such Seller, the Property and any other name or location reasonably requested by Purchaser, effective as of a date after the date of this Agreement.

           (iii) Within ten (10) days after the execution of this Agreement, Purchaser shall request from the Title Insurer legible copies of all documents of record referred to in the Title Commitment or disclosed by the UCC Searches, and all other documents evidencing or, to the extent in the possession or control of such Seller, relating to, matters reflected in the Title Commitment or the UCC Searches.

           (iv) Within ten (10) days after the execution of this Agreement, Purchaser shall order a current plat of survey (the "Survey") of the Property dated after the date of this Agreement, certified to Purchaser and the Title Insurer (and such other persons or entities as Purchaser may designate) by a surveyor registered in the State in which the Property is located as having been prepared (a) in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys", as jointly established and adopted by the American Land Title Association ("ALTA") and the American Congress on Surveying and Mapping ("ACSM") in 1992, and including items 1 through 13 of Table A thereof, and (b) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of such certification) of an "Urban" Survey (as defined therein). The Survey shall also contain the surveyor's certification that the Property is not located in any area designated by any governmental agency or authority as being a flood-prone or flood-risk area (whether pursuant to the Flood Disaster Act of 1973, as amended, or otherwise), and that the requirements of the National Flood Insurance Program are not applicable to the Property. Whenever possible, in order to minimize costs, Purchaser may elect to have existing survey work updated and certified to Purchaser.

           C. TITLE DEFECTS. If the Title Commitment, the UCC Searches or the Survey (or any revision or update of any of them) discloses exceptions to title other than Permitted Exceptions or any other material matter which does not conform to the requirements of this Agreement, Purchaser shall so notify the applicable Seller and such Seller shall have until Closing to have each such unpermitted exception to title removed or correct each such other matter, in each case to the satisfaction of Purchaser. If Seller fails to have each such unpermitted exception removed or correct each such other matter as aforesaid, Purchaser may, at its option, subject to the terms of this Section 4(C) terminate this Agreement upon written notice to Sellers and immediately receive from Escrowee the Earnest Money, in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement, or subject to Section 2(E) Seller may, at its option, delete the applicable subject Property from the sale contemplated by this Agreement.

     5.    CLOSING

           A. CLOSING DATE. The "Closing" of the transaction contemplated by this Agreement (i.e., the payment of the consideration, the transfer of title to the Properties and the Z and R Bond Partnership Interests, and the satisfaction of all other terms and conditions of this

Agreement) shall occur at 10:00 a.m. on the seventh (7th) business day following satisfaction of the Conditions Precedent contained in Section 12 herein at the office of Purchaser's attorney in Chicago, Illinois, or at such other time and place as Sellers and Purchaser shall agree upon in writing. The "Closing Date" shall be the date of the Closing. If the date of the Closing above provided for falls on a Saturday, Sunday or legal holiday, the Closing Date shall be the next business day.

           B. CLOSING DOCUMENTS.

           (i) Sellers. At the Closing, each Seller shall deliver to Purchaser the following original items (each in form and substance acceptable to Purchaser, if not attached to this Agreement as an Exhibit, and executed [if necessary] by such Seller) with respect to such Seller's Property:

                (a) a special warranty or equivalent deed in substantially the form of Exhibit H attached to this Agreement, subject only to the Permitted Exceptions, sufficient to transfer and convey to Purchaser or Purchaser's designee fee simple title to the Property as required by this Agreement, and otherwise in form acceptable to the Title Insurer;

                 (b) a special warranty or equivalent bill of sale in
            subsantially the form of Exhibit I attached to this Agreement sufficient to transfer to Purchaser or Purchaser's designee title to the tangible Personal Property;

                (c) a letter in substantially the form of Exhibit J attached to this Agreement, advising tenants under the Leases of the change in management of the Property and directing them to pay rent to Purchaser or as Purchaser may direct;

                (d) any and all affidavits, certificates or other documents required by the Title Insurer in order to cause it to issue at the Closing the Owner's Title Insurance Policy (or marked-up commitment therefor) in the form and condition required by this Agreement;

                (e) the Owner's Title Insurance Policy (or marked-up
            commitment therefor) insuring title to the Property in Purchaser for the amount of the Purchase Price and subject only to Permitted Exceptions, and otherwise in the form and condition required by this Agreement;

                (f) an assignment in substantially the form of Exhibit K
            attached to this Agreement of the Leases, and all security deposits thereunder, and an assignment in substantially the form of Exhibit L attached to this Agreement of those Service Contracts which Purchaser elects to assume and the other items of intangible Personal Property referred to in Section 1(A)(i)(d) above;

                 (g) all of the original Leases, all written Service Contracts assigned to Purchaser, and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, blueprints, specifications and drawings, construction drawings, soil tests, environmental reports and other documentation concerning all or any part of the Property and in the possession or control of any Seller, and all keys for the Property;

                 (h) an indemnity and hold harmless agreement in substantially the form of Exhibit M attached to this Agreement whereby such Seller agrees to indemnify and hold Purchaser harmless for a period of 120 days following Closing from and against any and all claims, debts and liabilities affecting or arising out of the Property or the ownership or operation thereof (including, without limitation, those relating to the leases and security deposits thereunder and the Service Contracts) and arising or incurred prior to the Closing and referencing that Purchaser's sole recourse under such indemnity agreement shall be to the amount on deposit in the escrow established pursuant to Section 9(C);

                 (i) any bonds, third party warranties or guaranties which are in any way applicable to the Property or any part thereof;

                 (j) an affidavit from such Seller stating, under penalty of perjury, such Seller's U.S. Taxpayer Identification Number and that such Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code;

                 (k) a certificate ("Estoppel Certificate") addressed to such
            Seller, Purchaser and such other persons or entities as Purchaser may designate, from the legal holder of each of the Assumed Underlying Notes affecting the Property, dated not more than twenty
            (20) days prior to the Closing Date, which sets forth the then-current balance of such Assumed Underlying Note, the monthly payments required thereunder, the amounts of any monies being escrowed for taxes, insurance or the like, and an affirmative statement that such Assumed Underlying Note is current and no defaults exist on the part of the borrower as to such Assumed Underlying Note and all documents securing the same;

                 (l) an assumption agreement between such Seller, Purchaser and the legal holder of each of the Assumed Underlying Notes consenting to the transaction contemplated by this Agreement (including without limitation, the assumption of the Assumed Underlying Note by Purchaser), specifically setting forth that such transaction will not cause an acceleration of the debt evidenced by such Assumed Underlying Note and any other statements which counsel for Purchaser deems advisable but which are not inconsistent with the foregoing (the "Assumption Agreement");

                 (m) an affidavit in form and substance acceptable to Purchaser and the Title Insurer satisfying the requirements of Section 723.071, Florida Statutes ("Section 723.071") with respect to the transfer of the Property (if such Property is located in Florida);

                 (n) evidence of termination of all Service Contracts which
            Purchaser has not elected to assume and all management and/or leasing contracts;

                 (o) a Closing Statement (as hereinafter defined);

                 (p) assignment of the Z and R Bond Partnership Interests and all related documentation; and

                 (q) executed counterparts of any subscription, admission,
            registration rights, or other agreements required by Purchaser pursuant to Section 2(A) above.

           (ii) Purchaser. Purchaser shall deliver or cause to be delivered to each Seller, at the Closing, the Cash Balance, OP Units, Preferred OP Units or Equivalent Securities, as the case may be, allocable to such Seller's Property and Z and R Bond Partnership Interests, and a counterpart to the Assumption Agreement and, if applicable, an assumption agreement in form reasonably accepted to Sellers and Purchaser pertaining to manufactured homes "floored" or otherwise financed which Purchaser has elected to purchase by assuming such financing.

           C. CLOSING PRORATIONS AND ADJUSTMENTS.

           (i) A statement of prorations and adjustments shall be prepared by Purchaser in conformity with the provisions of this Agreement and submitted to Sellers for review not less than ten (10) days prior to the Closing Date (the "Closing Statement"). For purposes of prorations, Purchaser shall be deemed the owner of the Properties and the Z and R Bond Partnership Interests on the Closing Date. In addition to prorations and adjustments that may otherwise be provided for in this Agreement, the following items shall be prorated or adjusted (as the case requires) as of the Closing Date:

                 (a) real estate and personal property taxes and assessments
            (if the amount of taxes or assessments for the year in question is not known, then the same shall be initially prorated on the basis of one hundred ten percent (110%) of the most recent ascertainable bill(s), and shall be reprorated upon issuance of the actual bill therefor to effectuate the actual proration);

                 (b) rents paid under the Leases for the calendar month during which the Closing occurs, and the amount of any rents paid to each Seller which are applicable to the period subsequent to the calendar month during which the Closing occurs;

                 (c) the full amount of the security and other deposits paid under the Leases, together with interest thereon if required by law;

                 (d) water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax) and any deposits with utility companies (to the extent possible, utility prorations shall be handled by meter readings on the Closing Date);

                 (e) amounts due and prepayments under the Service Contracts being assumed by Purchaser;

                 (f) assignable license and permit fees;

                 (g) premiums for insurance carried by any Seller, which
            Purchaser may, at its election and if assignable, assume;

                 (h) other expenses of operation and similar items; and

                 (i) all interest, principal and other required payments
            relating to the Assumed Underlying Notes and/or the Assumed Underlying Mortgages, together with any escrows on deposit with any lender, which shall be held for the benefit of Purchaser after the Closing.

      Except with respect to real estate and personal property taxes which are to be reprorated as aforesaid, any proration which must be estimated at the Closing shall be reprorated and finally adjusted within 120 days after the Closing Date, otherwise all prorations shall be final.

           (ii) Notwithstanding anything to the contrary contained in this Agreement, each Seller shall be responsible for and, at or prior to the Closing, shall pay all amounts due through the Closing for employees' salaries, vacation pay, withholding and payroll taxes, and other compensation and benefits, and any management fee affecting the Properties. If and as requested by Purchaser, each Seller shall terminate as of the Closing the employment of all employees who work at the Properties. Each Seller shall indemnify and hold Purchaser harmless for a period of 120 days post-Closing from and against any and all obligations and other matters relative to any terminated employees and, with respect to any employees not terminated, applicable to the period prior to the Closing, including attorneys' fees incurred by Purchaser in connection therewith. Purchaser's sole recourse in the event of a claim for indemnification under this Section 5(C)(ii) shall be to the amount deposited in escrow established pursuant to Section 9(C).

           D. CLOSING COSTS. Except for (i) Lender Costs and Prepayment Costs and other costs directly related to the sale of the Properties incurred by Purchaser or Sellers as the case may be and (ii) Transaction Expenses, all of which shall be paid by the applicable Seller, as the case may be, with respect to the asset or properties sold by each, all other closing costs

(including, without limitation, transfer taxes, documentary stamps, intangible taxes and similar taxes or charges, title insurance premiums, survey costs, termite inspection and cure expenses, recording charges, UCC searches, and escrow fees) shall be borne 50% by the Sellers and 50% by Purchaser. Each Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

        E. POSSESSION. Upon consummation of the Closing, each Seller shall deliver to Purchaser full and complete possession of its Property, subject only to the rights of tenants under the Leases.

     6. CASUALTY LOSS AND CONDEMNATION

        If, prior to the Closing, any Property or any part thereof shall be condemned, or destroyed or materially damaged by fire or other casualty (that is, damage or destruction in excess of One Hundred Thousand and 00/100 Dollars $100,000.00), the applicable Seller shall immediately so notify
Purchaser and Purchaser shall have the option either to terminate this Agreement upon written notice to such Seller or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage. If Purchaser elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, and the applicable Seller shall, at the Closing and thereafter as necessary, execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. If Purchaser elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser by Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement with respect to the Properties. If Purchaser elects to terminate this Agreement because of such a casualty or condemnation of a Property, Seller shall have the right to withdraw such Property from the transaction and require Purchaser to close on the remaining Properties so long as the provisions of Section 2(E) are satisfied. If there is any other damage or destruction (that is, damage or destruction of One Hundred Thousand and 00/100 Dollars [$100,000.00] or less) to the Property or any part thereof, the applicable Seller shall either repair such damage prior to the Closing or, at Purchaser's option, assign all insurance claims pertaining to such damage or destruction to Purchaser by executing and delivering to Purchaser at the Closing and thereafter as necessary all required proofs of loss, assignments of claims and other similar items. If Purchaser elects to take an assignment of all insurance claims as aforesaid, Purchaser shall receive at the Closing a credit against the Cash Balance allocable to such Property in an amount equal to any deductible(s) and uninsured amounts applicable thereto.

     7. REPRESENTATIONS AND WARRANTIES

     A. Each Seller represents and warrants to Purchaser with respect to the Property owned by each Seller as follows:

           (i) Except as disclosed on Exhibit G or Exhibit N, such Seller is the sole owner of the Property free and clear of all liens, encumbrances and claims of any kind or nature other than Permitted Exceptions. Such Seller has not entered into any agreement to lease, sell, mortgage or otherwise encumber or dispose of its interest in the Property or any part thereof, except for this Agreement, the Leases and the Assumed Underlying Mortgages.

           (ii) Except as disclosed on Exhibit O, there is no action, proceeding or investigation pending or threatened against such Seller or the Property before any court or governmental department, commission, board, agency or instrumentality affecting such Property, and such Seller does not know of any reasonable basis for any such action, proceeding or investigation.

            (iii) Except as disclosed on Exhibit O, such Seller has not received from any government authority any notice of any violation of any zoning, building, fire or health code or any other law, ordinance, rule or regulation applicable to the Property, or any part thereof, that will not have been connected prior to the Closing solely at such Seller's expense.

           (iv) As of the Closing the Service Contracts will comprise every contract, agreement, relationship and commitment, oral or written, other than the Leases and the Assumed Underlying Mortgages, which affect the Property. To Seller's knowledge, as of the Closing neither such Seller nor any other party will be in default under the terms of any Service Contract. To Seller's knowledge, except as otherwise noted on Exhibit E, each Service Contract is cancelable without payment of any penalty upon not more than thirty (30) days prior notice.

           (v) To the best of the respective general partners' knowledge: such Seller is duly organized, validly existing, qualified and empowered to conduct its business, and such Seller has full power and authority to enter into and fully perform and comply with the terms of this Agreement applicable to such Seller; the person or persons executing this Agreement on behalf of such Seller have the power, authority and capacity to execute and deliver this Agreement; and this Agreement is valid and enforceable against such Seller in accordance with its terms and each instrument to be executed by such Seller pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against such Seller in accordance with its terms.

           (vi) The Property and its operation as a mobile home park or manufactured home community do not violate applicable zoning laws. There is no plan, study or effort by any governmental authority or agency which in any way affects or would affect the present use or zoning of the Property, and there is no existing, proposed or contemplated plan to widen, modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceedings that would affect the Property in any way whatsoever.

           (vii) Exhibit D describes all existing Leases affecting such Property. Each of the Leases is in effect and the rights of each lessee thereunder are as tenants only. No lessee has any ownership interest or option or right of first refusal to acquire any ownership interest in the Property or any part thereof other than the contractual right of first refusal in favor of the homeowners association at Naples Estates and any rights of homeowners associations under Florida Statutes Section 723, and no such lessee has any right or option to renew or extend the lease term or to terminate except as provided in the Lease and as described in Exhibit D. No commissions to any broker or leasing agent are due or will become due on account of any of the Leases or upon extension or renewal of the original term thereof or upon the leasing of additional sites at the Property. Exhibit D discloses all security and other deposits made by each of the tenants under the Leases, and no tenant is or was entitled to any rebate or concession which is not disclosed on Exhibit D. Such Seller has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown in Exhibit
      D. There are no written or oral leases or tenancies affecting the Property other than those listed and described in Exhibit D. All of the Leases are assignable by such Seller as contemplated by this Agreement without the consent of any other party.

           (viii) With respect to the Property or any part thereof, as of the Closing there will be no unpaid fees or assessments of any kind or nature whatsoever that are delinquent or otherwise due and payable, except as set forth on Exhibit P. All fees and expenses required to be paid in connection with the development and zoning of the Property have been paid in full or will be paid in full by Sellers at the Closing and there are no agreements with governmental or quasi-governmental authorities, agencies or utilities with respect to the Property or any portion thereof which would bind the Property following the Closing.

           (ix) To the best of Seller's knowledge, all financial information about the Property heretofore or hereafter furnished by such Seller to Purchaser (including, without limitation, the operating statements to be provided to Purchaser pursuant to Section 10(B)(v) below) is and shall be true, complete and correct in all material respects as of the date therein specified and shall present fairly the financial condition of the Property.

           (x) If the Property is located in Florida, the transaction contemplated by this Agreement is an unsolicited offer within the meaning of Section 723.071; and such Seller acknowledges, represents and warrants to Purchaser that such Seller did not solicit Purchaser's offer to acquire the Property.

           (xi) Except as set forth on Exhibit Q, during the period prior to such Seller's ownership of the Property, there were no Hazardous Materials (as such term is hereinafter defined) on, in or under the Property, and the Property was never used to generate, treat, store, dispose of, transport or in any manner deal with Hazardous Materials. Except as set forth on Exhibit Q, since Seller has acquired the Property there have not been any Hazardous Materials on, in or under the Property, and the Property has not been used to generate, treat, store, dispose of, transport or in any manner deal with Hazardous Materials. For purposes of this Agreement, the term "Hazardous Materials" shall include hazardous substances as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), petroleum and petroleum products and any other hazardous or toxic materials, substances or wastes regulated under any Federal, State or local laws or regulations relating to protection of heath, safety or the environment.

           (xii) Exhibit G attached to this Agreement accurately describes the Assumed Underlying Notes, the Assumed Underlying Mortgages and the Unassumed Debt, respectively, affecting such Property. Seller shall cure any defaults existing under the Assumed Underlying Notes, the Assumed Underlying Mortgages and the Unassumed Debt concurrently with the Closing. The current principal balance of the indebtedness secured by each Assumed Underlying Mortgage, amount of monthly debt service (principal and interest), amount of monthly tax and insurance reserve deposits, payment dates for monthly installments, date of funding the loan, date of commencement of monthly installments, and date of loan and maturity are as set forth in Exhibit G. Each such principal balance is self-amortizing and no payments of principal will be due upon maturity, except as otherwise disclosed in Exhibit G. Exhibit G is a true and complete list of all indebtedness of the Sellers secured by the Properties.

           (xiii) Such Seller will obtain from its contract fee managers and provide to Purchaser prior to Closing a list of, and amounts with respect to, all currently outstanding deferred maintenance, structural engineering and other repair items and environmental issues for the Property owned by such Seller. Such lists shall be attached to this Agreement as Exhibit O and the items listed on Exhibit O shall be a complete, true, correct and accurate itemization, in all material respects, of deferred maintenance, structural engineering and other repair items and environmental issues with respect to such Property.

           B. Each Seller represents and warrants to Purchaser that with respect to such Seller's Property, as of the Closing, each of the warranties and representations set forth in Section 7(A) above shall be true, complete and correct except for changes in the operation of the Property occurring prior to the Closing which are specifically permitted by or pursuant to this Agreement, and that all management contracts and other contracts which are not assumed by Purchaser pertaining to the Property shall be rejected and terminated as of the Closing.

           C. The foregoing warranties and representations of each Seller shall survive the execution and delivery of this Agreement, the Closing and the delivery of all documents and the performance of any and all covenants and obligations in accordance with this Agreement for a period of one hundred twenty (120) days following the Closing. The foregoing warranties and representations shall not be affected by any investigation or verification made by or on behalf of Purchaser prior to the Closing.

           D. Purchaser represents and warrants to Sellers as of the date of this Agreement as follows:

     (a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois.

     (b) Subject to the satisfaction of the condition precedent contained in
Section 12.D. herein, the execution, delivery, and performance of this Agreement by Purchaser have, been duly and properly authorized by proper partnership action in accordance with applicable law and with the Operating Partnership Agreement. This Agreement, and the other agreements and instruments to be executed and delivered by Purchaser in connection with the transactions contemplated hereby shall be the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or from time to time affecting the enforcement of creditors' rights generally and except that the enforceability of Purchaser's obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder shall conflict with or result in a breach of the terms, conditions or provisions of the Operating Partnership Agreement or any material contract, agreement, mortgage or other material instrument to which Purchaser is bound.

  8. INDEMNIFICATION

     A. Each Seller shall protect, defend, indemnify and hold harmless Purchaser, its affiliates and subsidiaries, and their respective principals, shareholders, directors, officers, partners, agents, employees, successors and assigns (collectively, the "Indemnified Parties") from and against any and all claims, demands, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith resulting from or arising out of (i) any breach of the representations and warranties set forth in Section 7(A)(i) -
(xiii) above, or (ii) any misrepresentation by such Seller or nonfulfillment of any covenant to be performed or complied with by such Seller under this Agreement (together, the "Indemnified Obligations"). This indemnity shall survive the Closing for a period of 120 days.

     B. Each Seller shall protect, defend, indemnify and hold harmless the Indemnified Parties, with respect to such Seller's Property, from and against any and all claims, demands, losses, expenses, damages, liabilities, fees, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith pursuant to any Federal, State or local laws or regulations relating to protection of health, safety or the environment ("Environmental Laws") resulting from (i) the use, generation, transportation, storage, disposal or presence, prior to the Closing, on the Property of any Hazardous Materials or the release or discharge of any Hazardous Materials on, under or from the Property, (ii) any failure, prior to the Closing, to comply with any Environmental Laws, whether by such Seller or any predecessor
                                    -21-
in interest or their respective licensees, franchisees, sublessees, lessees, employees, agents, contractors or subcontractors, or any third persons at any time occupying or present on the Property, (iii) the treatment, storage or disposal off the Property, prior to the Closing, of any Hazardous Materials, whether by such Seller or any predecessor in interest or their respective licensees, franchisees, sublessees, lessees, employees, agents, contractors or subcontractors, or any third persons at any time occupying or present on the Property, or (iv) any breach of the representations and warranties set forth in
Section 7(A)(xi) above. This indemnity shall survive the Closing and delivery of the deed for a period of 120 days and shall not be merged therein.

C. Each Seller shall provide to Purchaser and its auditors (i) during the Inspection Period and following the Closing, access at all reasonable times to all available financial and other information relating to such Seller's
Property necessary for Purchaser and its auditors to prepare audited financial statements in conformity with Regulations S-X of the Securities and Exchange Commission ("SEC") or other available materials required for any registration statement, report or other disclosure to be filed with the SEC or necessary to comply with any SEC rule or regulation, and (ii) at the Closing (or prior thereto if required by Purchaser's auditors) an executed representations letter, in substantially the form attached to this Agreement as Exhibit R, as required by Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Public Accountants, which representation is required to enable an independent public accountant to render an opinion on such financial statements; provided, however, that Purchaser shall pay for any actual costs incurred by such Seller in connection with its obligations under this Section 8(C), and provided, further, that no Seller shall be required to produce or prepare reports which are not produced or prepared in the ordinary course of business and available to Seller. The obligation of each Seller to provide such access and representation letter shall survive the Closing and each Seller shall indemnify and hold the Indemnified Parties harmless from and against any losses, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses) and liabilities arising from such Seller's failure to comply with these obligations. This indemnity shall survive the Closing for a period of 120 days.

     D. The sole recourse of Purchaser or any other Indemnified Party for any claim for indemnification under this Agreement shall be to the amount deposited in the escrow established pursuant to Section 9(C).

   9. ADJUSTMENTS TO PURCHASE PRICE

     A. PRE-CLOSING ADJUSTMENTS. At or prior to Closing, each of the Purchased Properties Purchase Price and Structured Properties Purchase Price shall be reduced, dollar-for-dollar, by the amount of any items set forth on Exhibit O (a "Pre-Closing Adjustment").

     B. POST-CLOSING ADJUSTMENTS. The Purchased Properties Purchase Price and Structured Properties Purchase Price shall be subject to adjustment during the 120 day period following Closing (from amounts on deposit in the Escrow Accounts established in Section 9(C) below) as follows:

           (i) NOI Adjustments. Purchaser has performed a preliminary calculation of Adjusted Net Operating Income for each Property, as shown on Exhibits B and C respectively. "Adjusted Net Operating Income" is defined with respect to each Property as an amount equal to actual net operating income of such Property for the fiscal year ended 1996 (as presented on such exhibits), including an amount equal to 65% of the actual annualized rent increases which, have been noticed to residents of the Property for 1997. Within 120 days after Closing, Purchaser will cause a statement of Adjusted Net Operating Income to be prepared and reviewed by an independent public accounting firm with respect to each Property (the "Final Adjusted NOI Statement"). To the extent that net operating income shown on the Final Adjusted NOI Statement (the "Final NOI") is less than the Adjusted Net Operating Income used to calculate the Purchased Properties Purchase Price or Structured Properties Purchase Price, then the applicable Purchase Price shall be reduced, dollar for dollar, by an amount equal to the reduction in Final Adjusted NOI from Adjusted Net Operating Income divided by the applicable capitalization rate determined by reference to Exhibit B or Exhibit C, as applicable (an "NOI Adjustment"). The foregoing adjustment procedure is subject to the following:

                 (a) no applicable Purchase Price for any Property will be
            reduced more than 25% of the amount of the applicable Property's "Net Equity Value" as shown on either Exhibit B or Exhibit C; and

                 (b) upon completion of the Final Adjusted NOI Statement,
            Purchaser will cause a copy of the Final Adjusted NOI Statement to be delivered to Sellers. Sellers and Purchaser will agree upon any adjustment to the applicable Purchase Price and pursuant to the terms of the Escrow Agreement, a portion of the escrowed Purchase Price will be released to Purchaser.

           (ii) Non-NOI Adjustments. During the 120 days following Closing, Purchaser may conduct such environmental, structural engineering, deferred maintenance and other review of the physical and legal status of the Property as it deems necessary in Purchaser's discretion. Any such item or issue discovered during this 120-day period which is not listed and/or the amount of such item or issue is not accurately reflected on Exhibit O shall result in the reduction of the applicable Purchase Price, dollar-for-dollar, by the amount required to remediate such items or issues (a "Non-NOI Adjustment"); provided, however, that any particular item or issue or series of items or issues discovered must exceed $50,000 in the aggregate on a Property-by-Property basis before any adjustment is available to Purchaser, and thereafter, Purchaser shall be entitled to recover the full amount of such Non-NOI Adjustment.

           C. ESCROW AGREEMENT. To secure each Seller's obligation to pay any Pre-Closing Adjustment, NOI Adjustment, any Non-NOI Adjustment or any claims for indemnification by Seller under this Agreement (and as the sole recourse with amounts in the Escrow Account for any adjustment to any applicable Purchase Price or any claims for indemnification against the Sellers), the parties agree to establish a separate escrow account or accounts (collectively the "Escrow Account") which shall be funded from the Purchase Price otherwise payable to the Sellers in an amount equal to (i) one hundred percent (100%) of the Bond Consideration and (ii) twenty-five percent (25%) of the sum of the total Net Equity Value of all the Properties. At the Closing, the Adjustment Committee, on behalf of the Sellers, Purchaser and Title Insurer (which in such capacity shall be defined as "Escrow Agent") shall enter into an escrow agreement substantially in the form of Exhibit T hereto (the "Escrow Agreement"). At Closing, Purchaser shall deliver to the Escrow Agent a combination of cash, OP-Units, Preferred OP Units and Equivalent Securities (with the hold-back reducing final payments on the Preferred OP Units and Equivalent Securities) from the Purchase Price (the "Escrow Deposit" and together with earnings realized thereon, the "Escrow Funds") to be held in escrow under the Escrow Agreement. The Escrow Agent may draw on the appropriate Escrow Funds to the extent necessary to pay any Pre-Closing Adjustment, NOI Adjustment, Non-NOI Adjustment or any claims for indemnification by Purchaser under this Agreement. Purchaser shall deliver five (5) days prior written notice of an NOI Adjustment or Non-NOI Adjustment to the applicable Seller and the Adjustment Committee ("Notice of Adjustment"). In the event the Adjustment Committee objects to an NOI Adjustment or Non-NOI Adjustment, the Adjustment Committee shall deliver to Purchaser and the Escrow Agent written notice ("Protest Notice") of such objection within five (5) days of delivery of a Notice of Adjustment which shall specify in reasonable detail the nature of the disagreement. If the Adjustment Committee delivers a Protest Notice to Purchaser, then the parties agree to use all reasonable efforts to resolve in good faith the disputes set forth therein. If the parties are unable to resolve any such disputes within ten (10) days of delivery of the Protest Notice, then such disputes shall be settled as soon as practicable, but in any event no later am sixty (60) days thereafter, by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be held in Chicago, Illinois and the cost of the arbitration shall be borne equally by the parties. The arbitration shall be conducted by one arbitrator mutually selected and agreed upon by the parties, and if the parties cannot agree, the arbitrator shall be selected by the AAA. Any judgment entered by the arbitrator shall be final and binding upon the parties and may be entered in any court of competent jurisdiction. The Escrow Agreement shall terminate upon the earlier of (i) 120 days from the Closing or (ii) the release of all of the Escrow Funds; provided that the term shall be extended until the final resolution of any dispute resulting from the timely delivery of a Protest Notice. Upon termination of an Escrow Agreement, the Escrow Agent shall distribute any remaining balance of the Escrow Funds as provided in the Escrow Agreement.

     10. SCHEDULES

           A. Each Seller will make available to Purchaser its books and records necessary or appropriate to enable Purchaser to proceed with this Agreement including without limitation:

           (i) the Rent Roll provided for in Section 1(A)(i)(d) above, and make available to Purchaser true, correct and complete copies of all the Leases;

           (ii) the list of all Service Contracts provided for in Section 1(A)(i)(d) above, together with a true, correct and complete copy of each written Service Contract and a true, correct and complete summary of each oral Service Contract;

           (iii) the itemization of the tangible Personal Property as provided for in Section 1(B)(i) above;

           (iv) a schedule of all insurance policies owned by or on behalf of such Seller with respect to the Property or any part thereof;

           (v) copies of all operating statements for the Property which are in the possession or control of such Seller for any time during the period commencing with the first day of the second full calendar year preceding the date of this Agreement and ending on the date of this Agreement;

           (vi) copies of the most recent survey of and title policy or commitment for the Property in the possession or control of such Seller; and

           (vii) copies of all environmental reports, termite inspection reports, soil tests, appraisals and police reports (within a three (3) year period prior to the date of this Agreement) in such Seller's possession or control.

           (viii) a true, correct and complete copy of each of the Assumed Underlying Notes, the Assumed Underlying Mortgages and all other documents related thereto; and

           (ix) with respect to any Properties located in Florida, the additional items set forth on Exhibit U attached to this Agreement.

           B. During the Inspection Period, each Seller shall make the additional items set forth on Exhibit V attached to this Agreement available to Purchaser either at the applicable Property or by delivery to Purchaser, at Purchaser's option.

     11.   INTENTIONALLY DELETED

     12.   CONDITIONS PRECEDENT

     At the option of Purchaser, the obligations of Purchaser under this Agreement are contingent and conditional upon any one (1) or more of the following, the failure of any of which shall, at the election of Purchaser and after the return to Purchaser of the Earnest Money reasonably allocable to the applicable Property, render this Agreement null and void as to such Property:

           A. Purchaser shall have thirty (30) days after the later of (i) the date of this Agreement and (ii) the date upon which Purchaser has received all of the documents and other information provided for in Sections 4 and 10 above within which to inspect the Property and review all of the documents and other information provided for in Sections 4 and 10 above (the "Inspection Period"). During such Inspection Period, Purchaser shall concentrate its efforts on title, survey, and other legal issues affecting the Properties. If for any reason whatsoever Purchaser determines that the title to any of the Properties is unsuitable for its purposes or that other legal issues materially adversely affect Purchaser's ability to take title to a Property and notifies the applicable Seller of such decision within the Inspection Period, the Earnest Money reasonably allocable to such Property shall be returned to Purchaser, at which time this Agreement shall be null and void as to such Property and neither party shall have any rights or obligations under this Agreement as to such Property. If Purchaser elects to terminate this Agreement because of such a title or legal issue at a Property, Seller shall have the right to withdraw such Property from the transaction and require Purchaser to close on the remaining Properties as long as the provisions of Section 2(E) are satisfied. Purchaser's failure to object within the Inspection Period shall be deemed a waiver by Purchaser of the condition contained in this Section 12(A). During the Inspection Period and continuing through the period which is 120 days after the Closing, Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives shall have the right to enter upon the Property to inspect, examine, survey, obtain engineering inspections and environmental studies, appraise and otherwise do that which, in the opinion of Purchaser, is necessary to determine the boundaries, acreage and condition of the Property and the suitability of the Property for the uses intended by Purchaser (including, without limitation, inspect, review and copy any and all documents in the possession or control of the applicable Seller or its respective agents, contractors or employees, and which pertain to the construction, ownership, use, occupancy or operation of the Property or any part thereof). Also during the Inspection Period and continuing through the period which is 120 days after the Closing, each applicable Seller shall make all of its books, files and records relating in any way to the Property available for examination by Purchaser and Purchaser's agents and representatives, who shall have the right to make copies of such books, files and records and to extract therefrom such information as they may desire, and who shall have the right to audit and to have certified, thoroughly and completely, all income and expenses, profits and losses, and operational results of the Property for the two (2) calendar years prior to the Closing Date and for the current calendar year to date.

           B. As of the Closing, each Seller shall have obtained the consent of the general partner(s) and limited partners of such Seller in accordance with the terms of the Agreement of Limited Partnership, as amended, of such Seller. Purchaser agrees to cooperate and assist the Sellers in the preparation, mailing and tabulation of the results of the consent solicitations of the general partner(s) and limited partners of the Sellers. Ellenburg, as the general partner, agrees to recommend to the limited partners that each limited partner of each Seller approve and vote in favor of the transaction contemplated by this Agreement.

           C. As of the Closing, each Seller shall have obtained the applicable Lender Consents.

           D. The Board of Directors of MHC shall have approved the transactions described in this Agreement, and Purchaser shall deliver certified resolutions authorizing Purchaser to enter into such transactions on or before September
25, 1997.

           E. As of the Closing, the Sellers shall have received an opinion from the firm selected by the Opinion Committee that the transactions contemplated by this Agreement are fair to the Sellers from a financial point of view.

     13.   DEFAULT AND REMEDIES

           A. This Agreement and the transactions contemplated hereby may be terminated by Purchaser prior to the Closing if (i) the Closing shall not have occurred by December 31, 1997 or (ii) any Management Agreement shall have been terminated for any reason. Purchaser shall exercise such right to terminate this Agreement, if at all, within ten (10) days of the occurrence of the event giving rise to such right to terminate. The foregoing dates are solely for the benefit of Purchaser and such dates may be extended by Purchaser, in its sole discretion.

           B. In the event any Seller consummates a transaction with a person other am Purchaser as to any Property which was the subject of an Acquisition Proposal (as defined in Section 3(E)) with respect to a transaction or enters into a definitive agreement with a person other than Purchaser which was the subject of an Acquisition Proposal, upon consummation of such transaction, said Sellers shall pay Purchaser an amount (the "Termination Amount") in cash equal to two and one-half percent (2.5%) of the sum of (i) the applicable Purchased Properties Purchase Price as to said Property which is the subject of the consummated Acquisition Proposal, (ii) the applicable Structured Properties Purchase Price as to said Property which is the subject of the consummated Acquisition Proposal, (iii) the Bond Consideration as to the Z and R Bond Partnership Interests which are the subject of the consummated Acquisition Proposal, and (iv) the applicable Wrap-Up Consideration which would have been payable had the Closing occurred on or before October 31, 1997 as to said Property which is the subject of the consummated Acquisition Proposal. The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to induce Purchaser to enter into this Agreement and to reimburse Purchaser for incurring costs and expenses to underwrite the transaction and otherwise related to entering into this Agreement and consummating the transactions contemplated by this Agreement.
The parties hereto agree that Purchaser's rights to payment of the Termination Amount shall be in addition to any other rights or remedies pursuant to this
Section 13. For purposes of this Section 13(B), an Acquisition Proposal shall be any such proposal described in Section 3(E), whether or not such proposal was solicited or unsolicited by Seller or any of its general partners. Notwithstanding anything contained herein to the contrary, Purchaser shall not be entitled to any Termination Fee with respect to any Property if there is no Closing between Purchaser and one or more Sellers pursuant to this Agreement, except that if the failure to have a Closing is attributable to Sellers' refusal to proceed to consummate the transactions contemplated hereby, Purchaser shall be entitled to any Termination Fees to which it would otherwise be entitled hereunder notwithstanding the failure to have a Closing hereunder.

           C. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to perform in accordance with the terms of this Agreement, the Earnest Money shall be forfeited to Sellers as liquidated damages (which shall be such Seller's sole and exclusive remedy against Purchaser), at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement. SELLERS ACKNOWLEDGE AND AGREE THAT: (I) THE EARNEST MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS THAT WOULD BE INCURRED BY SELLERS AS A RESULT OF HAVING SUBJECTED THE PROPERTIES TO THE TERMS OF THIS AGREEMENT AND THE FAILURE OF THE CLOSING TO OCCUR DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (II) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLERS AS A RESULT OF SUCH SUBJECTION AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (III) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THE CLOSING DOES NOT OCCUR DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (IV) THE EARNEST MONEY SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.

           D. In the event the transaction contemplated herein does not close as a result of a default of any Seller hereunder, Purchaser shall have the right to immediately receive a return of the Earnest Money and have the right to pursue all rights at law and equity, including, without limitation, the right to specific performance.

     14.   MISCELLANEOUS

           A. This Agreement shall not be canceled or merged upon consummation of the Closing. Each and every representation and warranty of each Seller contained in this Agreement shall be deemed to have been relied upon by Purchaser notwithstanding any investigation Purchaser or its agents may have made with respect thereto or any information developed by or made available to Purchaser prior to the Closing.

           B. Between the date of this Agreement and the Closing Date, Purchaser and its agents or representatives shall have the right to enter upon the Properties for the purpose of examining, inspecting and testing the Properties. Purchaser shall hold each Seller harmless for damages resulting therefrom with respect to such Seller's Property and which would not have been incurred but for the acts of Purchaser or its agents or representatives, provided that if any claim relating thereto is asserted against such Seller, such Seller shall promptly give written notice thereof to Purchaser and allow Purchaser a reasonable opportunity to defend the same.

           C. Neither this Agreement nor any interest hereunder shall be assigned or transferred by any of Sellers. Purchaser may assign or otherwise transfer its interest under this Agreement only as follows: (i) assignments of the right to purchase any inventory of manufactured homes to Realty Systems, Inc., an affiliate of Purchaser, (ii) assignment of the right to take title to any Property to an affiliate of Purchaser and (iii) the right to assign its rights herein to purchase Naples Estates to Norton Karno or an entity in which he owns a controlling interest and to assign Mesa Regal to a joint venture between Norton Karno and Purchaser or their respective affiliates. Upon any such transfer by Purchaser, Purchaser shall not be relieved of any liability under this Agreement.

           D. This Agreement and the documents contemplated to be entered into hereby constitute the only and entire agreement between each Seller and Purchaser with respect to the Properties and the Z and R Bond Partnership Interests and shall not be modified or amended except in a written document signed by Sellers and Purchaser. Any prior agreement or understanding between Sellers and Purchaser concerning the Properties and the Z and R Bond Partnership Interests is hereby rendered null and void. All Exhibits attached to this Agreement are hereby incorporated herein and made a part of this Agreement.

           E. This Agreement constitutes an offer by Purchaser which must be accepted by each Seller within three (3) days after the date execution copies of this Agreement are submitted by Purchaser to Sellers for execution. If this Agreement is not so accepted and returned to Purchaser within said three (3) day period, this offer shall be deemed revoked. The date of this Agreement shall be the date on which Purchaser signs this Agreement as indicated below the signature line for Purchaser.

           F. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

           G. All questions or disputes regarding the construction, validity and interpretation of this Agreement shall be governed and interpreted in accordance with the laws of the State of California.

           H. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally (including delivery by overnight courier such as Airborne Express) or by certified mail, return receipt requested, postage prepaid, addressed as follows:

                 (i) If to each of Sellers:

                     c/o Gerald D. Ellenburg
                     16 Ambleside Drive
                     Belleair, Florida 34616
                     Telephone:  (813) 517-1515
                     Telecopy:   (813) 517-1198

                 (ii)  If to Purchaser:

                       MHC OPERATING LIMITED PARTNERSHIP
                       c/o Manufactured Home Communities, Inc.
                       Suite 800
                       Two North Riverside Plaza
                       Chicago, Illinois 60606
                       Telephone:   (312) 474-1122
                       Telecopy:    (312) 474-0437
                       Attention:  President

                       With a copy to:
                       Manufactured Home Communities, Inc.
                       Suite 800
                       Two North Riverside Plaza
                       Chicago, Illinois 60606
                       Telephone:   (312) 474-1122
                       Telecopy:    (312) 474-0437
                       Attention:  General Counsel

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally. Either party hereto may change its address for receiving notices, requests, demands or other communications by notice sent in accordance with the terms of this
Section 14(H).

           I. At the Closing, each Seller shall deliver to Purchaser its affidavit stating, under penalty of perjury, such Seller's U.S. taxpayer identification number and that such Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code. The purpose of this affidavit is to assure Purchaser that the withholding of taxes by Purchaser is not required by said Section 1445 upon such Seller's disposition of its Property, and such certification shall be in form prescribed by said Section 1445 or regulations promulgated pursuant thereto. If such Seller does not deliver such an affidavit to Purchaser at the Closing, or if Purchaser has actual knowledge or receives notice that the affidavit is false, then, in either such event, Purchaser shall be entitled to withhold from such Seller an amount equal to ten percent (10%) of the Purchase Price allocable to such Seller's Property, which amount Purchaser shall report and pay over to the Internal Revenue Service within ten (10) days after the Closing as required by the Internal Revenue Code or regulations promulgated pursuant thereto.

           J. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

           K. Following the Closing, Purchaser agrees to make all books and records of the Properties purchased hereunder available to Sellers or their representatives to facilitate the winding-up of the business and affairs of Sellers.

           L. This Agreement is premised upon the assumption by Purchaser and Sellers that the cash portion of the Purchase Price for each Property, whether a Purchased Property or a Structured Property which is not subject to being escrowed hereunder is adequate to pay all secured and unsecured liabilities in full. If this assumption should prove to be incorrect, Seller may delete from this Agreement any Property to which the cash consideration is insufficient to pay the liabilities in full.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                              GERALD D. ELLENBURG, as general partner of each of the Sellers listed on Exhibit A hereto and as President of Ell-Cap GP, Inc., Mesa GP, Inc., Boulder GP, Inc., Sherwood GP, Inc., and any other corporation which is the general partner of any of the Sellers listed on Exhibit A hereto

                              MHC OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  MANUFACTURED HOME COMMUNITIES, INC., a
                                   Maryland corporation, its general partner

                                   By:
                                      -------------------------------
                                   Name:
                                        -----------------------------
                                   Title:
                                         ----------------------------




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


                                    EXHIBITS


EXHIBIT A          List of Sellers
EXHIBIT B          Purchased Properties
EXHIBIT B-1  Legal Descriptions of Purchased Properties
EXHIBIT C          Structured Properties
EXHIBIT C-1  Legal Descriptions of Structured Properties
EXHIBIT D          Rent Rolls
EXHIBIT E          Schedule of Service Contracts
EXHIBIT F          Schedule of Personal Property
EXHIBIT G          Description of Assumed Underlying Notes and Assumed
                         Underlying Mortgages and Description of Unassumed Debt
EXHIBIT G-1  Assumed Underlying Notes and Assumed Underlying Mortgages on which
                         Lender Costs to be Paid by Purchaser
EXHIBIT G-2  Documents Pertaining to Assumed Underlying Notes and Assumed
                         Underlying Mortgages
EXHIBIT H          Form of Special Warranty Deed
EXHIBIT I          Form of Special Warranty Bill of Sale
EXHIBIT J          Form of Letter to Tenants
EXHIBIT K          Form of Assignment of Leases and Security Deposits
EXHIBIT L          Form of Assignment and Assumption of Service Contracts and
                         Intangible Personal Property
EXHIBIT M          Form of Indemnity and Hold Harmless Agreement
EXHIBIT N          Description of Other Owners
EXHIBIT 0          Pending Litigation or Violation of Law
EXHIBIT P          Unpaid Fees or Assessments
EXHIBIT Q          Deferred Maintenance, Structural Engineering, Other Repair
                         Items and Environmental Issues
EXHIBIT R          Form of Representation Letter
EXHIBIT S          Adjusted Net Operating Income
EXHIBIT T          Form of Escrow Agreement
EXHIBIT U          Schedule of Florida Due Diligence Materials
EXHIBIT V          Schedule of Additional Due Diligence Materials
EXHIBIT W          Property Management and Leasing Agreement


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